Exhibit 10.2
AMENDMENT NO. 4 TO THE
DELL INC. 401(K) PLAN
         This Amendment is hereby entered into by Dell Inc., a Delaware corporation, having its principal office in Round Rock, Texas (hereinafter referred to as “Employer”):
R E C I T A L S:
         WHEREAS, the Employer has previously established the Dell Inc. 401(k) Plan (the “Plan”) for the benefit of those employees who qualify thereunder and for their beneficiaries; and
         WHEREAS, the Employer most recently amended and restated the Plan effective January 1, 2003; and
         WHEREAS, the Employer desires to amend the Plan to increase the maximum percentage of a Participant’s Considered Compensation that a Participant may elect to defer; and
         NOW, THEREFORE, pursuant to Section 13.1 of the Plan, the following amendment is hereby made, and shall be effective the date hereof:
1.     Effective October 15, 2007, Subsection 3.1(a) of the Plan is hereby amended, as underlined, to be and read as follows:
“(a)	A Participant shall elect to defer an integral percentage from 0% to 50% (or such lesser percentage as may be prescribed from time to time by the Committee) of his Considered Compensation for a Plan Year by having the Employer contribute the amount so deferred to the Plan.”
2.     Effective October 15, 2007, Section 16.5 is hereby amended to be and read as follows:
“16.5	Acquisition, Holding and Sale of Company Stock.
(a)     The Plan is specifically authorized to acquire and hold up to 100% of its assets in Company Stock so long as Company Stock is a “qualifying employer security,” as such term is defined in section 407(d)(e) of ERISA. The Committee shall implement this Section 16.5 by directing the Plan’s Trustee to establish a company stock fund (the “Stock Fund”) which will hold shares of Company Stock. Investments will be made in the Stock Fund through the issuance of units in the Stock Fund, the value of which shall be established at the end of each day that shares of Company Stock are sold on the NASDAQ exchange. All purchases and sales of units in the Stock Fund will be made based on the Stock Fund’s closing value as of the close of business on the date a transaction occurs. The Stock Fund shall retain an appropriate level of cash and cash equivalent investments to permit Plan participants to sell some or all of the interests in the Stock Fund.

(b)     During any period in which the Participants are permitted to direct the Trustee to sell shares of Company Stock that are allocated to their Accounts, the Committee shall determine whether any portion of the Stock Fund may be “restricted shares” subject to trading restrictions under Rule 144 promulgated under the Securities Act of 1933. The portion of the Stock Fund, and a proportionate portion of the underlying shares of Company Stock held by the Stock Fund, that are so determined by the Committee to be subject to such restrictions shall be classified as “Restricted Shares” and may only be sold pursuant to Subsection 16.5(c) below.
(c)     The Company shall purchase any and all Restricted Shares from the Plan’s Trust on the first trading date immediately following the date on which a Participant has elected to liquidate a restricted portion of the Stock Fund. This sale of such Restricted Shares shall be made pursuant to the following steps:
(1)     The Committee establish a procedure that will identify the portion of the Stock Fund which constitutes Restricted Shares. This identification will be performed not less often that once each calendar quarter.
(2)     The Trustee shall sell all such Restricted Shares to the Company that are required to liquidate a portion of the Stock Fund as a result of a Participant’s direction. The effective date of such sale shall be the trading day immediately following the date the Participant elected to sell an interest in the Stock Fund which would result in the sale of such Restricted Shares by the Trustee. Consistent with existing practices, the sale of an interest in the Stock Fund by a Participant shall occur on the trading date on which the Participant elects to sell some or all of his interest in the Stock Fund (or, if the date the election is made is a date where trading in Company Stock does not occur, the immediately following trading date).
(3)     The purchase price for the Restricted Shares sold under Paragraph (2) above shall be not less than adequate consideration for such shares of Company Stock on the date the purchase occurs. For this purpose, the “adequate consideration” shall be equal to the greater of (i) the weighted average of the actual sales prices obtained by the Trust in connection with other sales of shares of Company Stock sold on the NASDAQ exchange on the date the sale occurs, and (ii) the volume weighted average price for all shares of Dell’s common stock sold on the NASDAQ for such trading date.
(d)     No purchase of shares of Company Stock shall be made unless the Company’s common stock is then traded on the NASDAQ exchange.

         IN WITNESS WHEREOF, the Employer has caused this instrument to be executed this 15th day of October, 2007.

DELL INC.

	By:	/s/ Thomas H. Welch

	Its:	Vice President Legal & Asst. Secretary

ATTEST:

/s/ Robert Potts